Exhibit 99.1

Trovagene announces a reorganization to accelerate global distribution of liquid biopsy technology

SAN DIEGO, CA — December 13, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, announced today that it will increase its focus on the global distribution of kits and systems to clinical research laboratories for the liquid biopsy oncology testing market.

Trovagene previously announced a strategic long-term relationship with Boreal Genomics to co-develop urine and blood ctDNA assay kits for next generation sequencing (NGS) platforms.  This partnership allows Trovagene to globally distribute assay kits for use on the Boreal OnTarget™ system in blood and exclusively in urine.  Trovagene’s initial research-use-only proprietary kits will include a urine collection kit, a urine ctDNA extraction kit and multigene mutation enrichment kits, along with the Boreal OnTarget™ system.

“Numerous clinical research laboratories have expressed significant interest in utilizing our ctDNA technology to offer their own in-house liquid biopsy tests to clinicians and their patients” said Bill Welch, Chief Executive Officer of Trovagene.  “Our transition to marketing kits directly to these clinical research laboratories lowers our commercial costs and mitigates any sales conflicts with our laboratory customers.”

Trovagene has completed a reorganization that will allow the company to concentrate on the distribution of kits and systems to be utilized by Research Institutions, Cancer Centers, and clinical service facilities for research use around the world. Trovagene estimates the program will reduce annual pre-tax expenses by approximately $4.0M per year mainly through the reduction of approximately 20 personnel and expenses linked to marketing CLIA services directly to medical professionals.  Trovagene will continue to operate its CLIA/CAP- certified laboratory to provide and grow its testing services to third party US and international clinical research laboratories and for pharmaceutical drug development.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in an effort to enable itself, and others through the distribution of research use kits and systems, to detect and monitor ctDNA in urine and blood. The Company’s technology allows for detection and quantitation of oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

significant intellectual property including multiple issued patents and pending patent applications globally. For more information, please visit http://www.trovagene.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; our ability to develop tests, kits and systems and the success of those products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, or that Trovagene’s strategy to design its PCM platform to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com